UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

TECO Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Team Members,

I’m pleased to announce some exciting news for our TECO team members, shareholders, and our customers and communities in Florida and New Mexico. Minutes ago, TECO Energy and Emera Inc. announced that our boards of directors have approved a definitive agreement for TECO Energy to be acquired by Emera in a $10 billion transaction. At a price of $27.55 per share, shareholders, including many of you who own TECO stock, will get a 48 percent premium on their stock (based on the share price before news of a possible sale was published in a trade publication on July 16, 2015) – a testament to the value we have achieved for our owners.

Pursuant to the agreement, we will become a wholly owned subsidiary of Emera, a Canadian energy company traded on the Toronto exchange with utility operations in northeastern North America and the Caribbean.

While our ownership will change from several thousand shareholders to one entity – Emera – TECO Energy, Tampa Electric and Peoples Gas will continue to be headquartered in Tampa and New Mexico Gas Company will remain headquartered in Albuquerque. Emera currently has no utility operations in Florida or New Mexico.

We recognize the timing for this announcement could have been better than the Friday before the Labor Day weekend. However, business and regulatory requirements dictated that the news happen now. I have recorded this video to tell you more about the transaction and am also reaching out this afternoon with a companywide telephone message to team members.

I would also like to invite you to a TECO Town Hall at 11:30 a.m. on Tuesday, Sept. 8 in the Atrium at the Plaza in Tampa with me and Christopher Huskilson, Emera President and CEO. The Town Hall will also be available live at http://tecotv/tv.html and after the event on TECOtube on COMcentral. Chris wanted to demonstrate Emera’s commitment to our partnership in person directly and as soon as possible. Chris and I will also be travelling to Albuquerque on Wednesday, Sept. 9 and will hold a NMGC Town Hall there at a time yet to be determined.

We expect to close the transaction in the third quarter of 2016 after TECO shareholder approval, review by the U.S. Department of Justice (in accordance with the Hart-Scott-Rodino Act) and the Committee on Foreign Investment in the United States, as well as regulatory approval from the Federal Energy Regulatory Commission and the New Mexico Public Regulation Commission.

We couldn’t have hoped for a better outcome from the strategic review process: a significant premium for our shareholders; a company – Emera – that fully values our operations and has no similar operations in our states; and the opportunity to continue to grow and excel doing what we’ve proven we can do so successfully.

I’d like to personally thank all of you for your hard work. You serve our customers well and have demonstrated value to our shareholders. Rest assured that much more information about this exciting development will be forthcoming, both directly to team members and through your performance coaches. During this time of change, I ask you to stay focused on your work, your safety and the safety of our fellow team members.

Additional Information and Where to Find It

The proposed transaction will be submitted to shareholders of TECO Energy for their consideration. In connection with the transaction, TECO Energy will file a proxy statement and other materials with the U.S. Securities and Exchange Commission (the “SEC”). This communication is not a substitute for the proxy statement or any other document that TECO Energy may send to its shareholders in connection with the proposed transaction.

TECO ENERGY SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FOR THE PROPOSED TRANSACTION WHEN IT IS FILED, AND ANY AMENDMENT OR SUPPLEMENT THERETO THAT MAY BE FILED, WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TECO ENERGY AND THE TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov), at TECO Energy’s website at www.tecoenergy.com or by sending a written request to TECO Energy Inc., Corporate Secretary, P.O. Box 111, Tampa, FL 33602.

Participants in the Solicitation

TECO Energy and its directors and executive officers are deemed to be participants in any solicitation of TECO Energy shareholders in connection with the proposed transaction. Information about TECO Energy’s directors and executive officers is available in TECO Energy’s definitive proxy statement, dated March 11, 2015, in connection with its 2015 annual meeting of shareholders, and in TECO Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.